CODE OF ETHICS
FOR

THE ROYCE FUNDS
AND

THE ROYCE COMPANIES

Adopted -- As of December 30, 1994

As Amended through February 26, 2026

1.	Definitions.

(a)           “Fund” means each of The Royce Fund, Royce Capital Fund, Royce Small-Cap Trust, Inc., Royce Micro-Cap Trust, Inc., Royce Global Trust, Inc. and any other investment company or series of an investment company registered as such under the Investment Company Act of 1940 that has the same investment adviser as the Fund.1

(b)           “Royce” means Royce Investment Partners and Royce Fund Services, LLC.

(c)           “Chief Compliance Officer” means Royce Investment Partners’ Chief Compliance Officer.

(d)           “Covered Person” means any interested trustee, director, officer, employee or Advisory Person of the Fund or any director, manager, officer, employee or Advisory Person of Royce, other than any employee of the Fund or Royce or any Non-Management Royce Director: (i) who does not, in connection with his or her regular functions or duties, make, participate in or obtain information regarding the purchase or sale of securities by the Fund or any other Royce client account, (ii) whose functions do not relate to the making of any recommendations with respect to the purchases or sales of securities by the Fund or any other Royce client account, and (iii) whose name appears on a written schedule (which may be changed at any time or from time to time) signed and maintained by Royce’s Chief Compliance Officer.

(e)           “Advisory Person” means any natural person in a control relationship to the Fund or Royce who obtains information concerning recommendations made to the Fund or any other Royce client with regard to the purchase or sale of a security.

(f)           A security is “being considered for purchase or sale” when a recommendation to purchase or sell such security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(g)           “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

(h)           “Beneficial ownership” shall be interpreted in the same manner as

1 Notwithstanding the above, the definition of “Fund” does not include any other investment company or series of an investment company registered as such under the Investment Company Act of 1940 that is sub-advised by Royce and for which Royce does not serve as distributor.

it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which a Covered Person has or acquires. It includes ownership by a member of a Covered Person’s immediate family (such as spouse, minor children and adults living in a Covered Person’s home) and trusts of which a Covered Person or such an immediate family member is a trustee or in which any such person has a beneficial interest.

(i)            “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

(j)            “Disinterested Director” means a trustee or director of the Fund who is not an ‘interested person’ of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

(k)           “Interested Director” means a trustee or director of the Fund who is an ‘interested person’ of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

(l)            “Non-Covered Employee” means an employee of either the Fund or Royce who is excluded from the definition of Covered Person pursuant to clauses (i), (ii), and (iii) thereof.

(m)          “Non-Management Royce Director” means a natural person who is a member of the Board of Managers that oversees Royce, or is an Interested Director because such person is an employee, officer, and/or director of Franklin Resources, Inc. (“FRI”) or an entity controlled by FRI, but who is not, in either case, an officer or employee of Royce.

(n)           “Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a security.

(o)           “Royce-Managed Collective Trusts” means collective trusts for which Royce acts as investment adviser that qualify for the exclusion from the definition of investment company set forth in Section 3(c)(11) of the Investment Company Act of 1940.

(p)           “Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include (i) shares of registered open-end investment companies, (ii) interests in Royce-Managed Collective Trusts, (iii) securities which are direct obligations of the United States, and (iv) bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds and other money market instruments.

(q)           “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

2.           Statement of General Principles. Each Covered Person and Non-Covered Employee shall, in connection with his or her personal investment activities, (i) at all times place the interests of Royce clients and Fund shareholders first, (ii) conduct all such transactions consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of his or her position of trust and responsibility, (iii) keep all portfolio information concerning Royce client accounts confidential and not take any inappropriate advantage of his or her positions, (iv) offer appropriate investment opportunities to Royce’s clients before they may take personal advantage of such opportunities, and (v) not cause or attempt to cause Royce’s client accounts to purchase, sell or hold an investment in a manner calculated to create personal benefit to the Covered Person or the Non-Covered Employee. All Covered Persons and Non-Covered Employees shall comply with all applicable provisions of this Code and all applicable Federal securities laws regarding this Code. All Covered Persons and Non-Covered Employees shall report any violations of this Code of which they are aware to the Chief Compliance Officer (or his designee) immediately.

3.           Prohibited Purchases and Sales. (a) No Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership unless such purchase or sale is an exempted transaction pursuant to Section 4 of this Code. The preceding sentence of this Section 3(a) shall not prohibit the purchase or sale of any security by Royce for the account of any pooled investment vehicle managed by Royce, including a limited partnership, limited liability company, registered investment company, or other entity in which Royce or a Covered Person has a beneficial interest as a general partner, managing member, limited partner, shareholder and/or otherwise, provided that, in the case of any such pooled investment vehicle other than a registered investment company or collective trust exempt from registration under the Investment Company Act of 1940 pursuant to Section 3(c)(11) of such Act, the aggregate beneficial interests of Royce and/or all Covered Persons in any such pooled investment vehicle shall not exceed (i) 24.90% of such vehicle’s capital accounts or other equity interests or (ii) 20% of such vehicle’s realized and unrealized net capital gains from securities transactions. Reporting obligations of Covered Persons under Sections 7 and 8 of this Code relating to purchases and sales of securities by all such pooled investment vehicles shall be deemed satisfied by Royce’s access to all trading records for such Royce client accounts. However, purchases of Initial Public Offerings or Limited Offerings (private placements of unregistered securities) by any limited partnership, limited liability company, or other non-registered pooled investment vehicle in which a Covered Person has a beneficial interest must be pre-approved in writing by the Chief Compliance Officer and either an executive officer or a Co-Chief Investment Officer of Royce.

(b) No Disinterested Director, Non-Management Royce Director, or Non- Covered Employee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if such person knew or, in the ordinary course of fulfilling his or her official duties as a director or trustee of the Fund, as a member of the Board of Managers for Royce, or as an employee of Royce or the Fund, should have known that such security was then being purchased or sold by the Fund or, in the case of a Non-Management Royce Director or Non-Covered Employee, another Royce client account, or was then being considered by the Fund or Royce for purchase or sale by the Fund or, in the case of a Non-Management Royce Director or Non-Covered Employee, another Royce client account, unless such purchase or sale is an exempted transaction pursuant to Section 4 of this Code.

4.           Exempted Transactions. The prohibitions of Sections 3(a) and 3(b) of this Code shall not apply to:

(a)           Purchases or sales effected in any account over which the Covered Person, the Non-Covered Employee, the Disinterested Director, or the Non-Management Royce Director has no direct or indirect influence or control.

(b)           Purchases or sales which are non-volitional on the part of either the Covered Person, the Non-Covered Employee, the Disinterested Director, or the Non-Management Royce Director, or the Fund or other Royce client.

(c)           Purchases through an Automatic Investment Plan, including those which are part of an automatic distribution reinvestment plan, automatic periodic investment plan for an Affiliated Mutual Fund or an employer-sponsored, automatic payroll deduction, cash purchase plan or automatic payroll deduction purchases through the Royce 401(k) Plan. However, securities purchased pursuant to an Automatic Investment Plan shall nevertheless be included in the Annual Holdings Report, as set forth in Section 8 below.

(d)           Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)           Purchases or redemptions or sales of debt securities which are either “Government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 or “municipal securities” within the meaning of Section 3(a)(29) of the Securities Exchange Act of 1934.

(f)           Purchases or sales of: (i) securities issued by registered open-end investment companies or (ii) passively managed baskets of commodities, or (iii) notes issued by banks, brokers, or other financial institutions, any of which instruments listed in such clauses (i), (ii), and (iii) trade on a national securities exchange or on Nasdaq, or options to purchase or sell such instruments.

(g)           Purchases or sales of shares of unit investment trusts that invest solely in open-end mutual funds.

(h)           Purchases and sales of open-end registered investment companies.

(i)            Purchases or sales by a Covered Person which receive the prior approval of the Chief Compliance Officer (or his designee) and, either an executive officer, or a Co-Chief Investment Officer of Royce (to be promptly confirmed in writing) because: (i) they are not eligible for purchase or sale by the Fund or any other Royce client account, (ii) they are only remotely potentially harmful to the Fund and Royce’s other accounts because they would be very unlikely to affect a highly institutional market, (iii) they clearly are not related economically to the securities to be purchased, sold or held by the Fund or any other Royce client account, (iv) they are not then being purchased or sold, and neither the executive officer nor the Co-Chief Investment Officer pre-approving the transaction nor the Covered Person have any current knowledge that the securities are then being considered for purchase or sale, by the Fund or any other Royce client account, or (v) in the case of an Initial Public Offering, they are available for purchase by the Covered Person solely by virtue of his or her non-business relationship with a family member or other person and are not in any way related to the Covered Person’s position with the Fund or Royce.

Any prior approval granted pursuant to this Section 4(i) shall be subject to the following restrictions and conditions:

(1)           Each written confirmation by the Chief Compliance Officer (or his designee) and either an executive officer or a Co-Chief Investment Officer of Royce of their prior approval of a purchase or sale by a Covered Person shall show the basis on which the prior approval was granted and the period for which it was granted (which period shall not exceed five trading days from the date of the grant).

(2)           Generally, no Covered Person shall be permitted to acquire any securities in an Initial Public Offering, except to the extent set forth in Section 3(a) above.

(3)           Prior approval is required for a Covered Person to acquire any securities, including limited partnership and limited liability company interests, in a private placement. Such prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Fund and/or other Royce client account(s), and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Fund or Royce. Any Covered Person who may be authorized to acquire securities in a private placement shall disclose that investment when he or she plays a part in the Fund’s or Royce’s subsequent consideration of an investment in the issuer, and, in such circumstances, the Fund’s and/or Royce’s decision to purchase securities of the issuer shall be subject to an independent review by investment personnel with no personal interest in the issuer.

(4)           No Covered Person shall be permitted to purchase or sell a security within at least seven calendar days before and after the Fund or any other Royce client account trades in that security, and any profits realized on trades within such proscribed periods shall be disgorged by the Covered Person. This prohibition shall not apply for securities with market capitalizations in excess of $20 billion at the time of such Covered Person’s purchase or sale.

(5)           No Covered Person, except in unusual or exceptional circumstances, may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days, and any profits realized on such short-term trades shall, except in such circumstances, be disgorged by the Covered Person. This provision shall not generally apply to purchases and sales of shares of an open-end Affiliated Mutual Fund that do not appear to involve short-term market timing or any other trading that is inconsistent with the General Principles set forth in Section 2 of this Code. In addition, this provision shall not apply to sales of securities purchased through an Automatic Investment Plan, including those which are part of an automatic distribution reinvestment plan, automatic periodic investment plan or automatic payroll deduction, cash purchase plan.

5.           Gifts. No Covered Person or Non-Covered Employee shall receive any gifts or other things of more than de minimis value (taking into account both the value of any single gift and the aggregate value of all gifts from a single source during any one calendar year), as determined periodically by the Chief Compliance Officer and communicated in writing to all Covered Persons and Non-Covered Employees, from any individual or entity that does business with or on behalf of the Fund or any other Royce client account.

6.           Service as a Director. No Covered Person and no Non-Covered Employee may serve on the board of directors of any publicly-traded company, absent prior authorization from the Chief Compliance Officer based upon a determination that the board service would be consistent with the interests of the Fund and Royce’s other client accounts. In the relatively small number of instances in which board service may be authorized, the relevant Covered Person or Non-Covered Employee serving as a director normally should be isolated from Royce personnel making investment decisions through information barrier or other similar procedures.

7.           Reporting.

(a)          Each Covered Person shall report to the Chief Compliance Officer (or his designee) the information described in Section 7(d) of this Code with respect to transactions in any security in which such Covered Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that a Covered Person shall not be required to make a report with respect to transactions effected for any account over which such Covered Person does not have any direct or indirect influence or control.

(b)          A Disinterested Director need only report to the Chief Compliance Officer (or his designee) a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that, during the 15 calendar days before or after the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered by the Fund or Royce for purchase or sale by the Fund. A Non-Management Royce Director need only report to the Chief Compliance Officer (or his designee) a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that, during the 15 calendar days before or after the date of the transaction by the director, such security was purchased or sold by the Fund or other Royce client account or was being considered by the Fund or Royce for purchase or sale by the Fund or other Royce client account.

(c)          A Non-Covered Employee shall report to the Chief Compliance Officer (or his designee) any instance in which he or she participates in, or obtains information regarding, the purchase or sale of securities by the Fund or any other Royce client account, whether or not in connection with his or her regular duties.

(d)          Every report shall be in writing, shall be signed by the person making it, shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

(i)           The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each security involved;

(ii)          The nature of the transaction -- i.e., purchase, sale or any other type of acquisition or disposition;

(iii)         The price at which the transaction was effected;

(iv)         The name of the broker, dealer or bank with or through

which the transaction was effected; (A) with respect to any account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person, the name of the broker, dealer, or bank with which the account was established and the date the account was established (brokerage accounts established and maintained for the sole purpose of investing in non-affiliated, open-end mutual funds are not subject to this reporting requirement); and

(v)         The date on which the Covered Person submits the report.

(e)          Any such report shall include transactions exempted pursuant to Section 4 of this Code and may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(f)          All Covered Persons shall (i) direct their brokers to supply to the Chief Compliance Officer (or his designee), on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts (brokerage accounts established and maintained for the sole purpose of investing in non- affiliated, open-end mutual funds are not subject to this reporting requirement) and (ii) disclose to the Fund and Royce all personal securities holdings upon commencement of employment and thereafter on an annual basis.

(g)          All personal trading activities shall be reviewed by the Chief Compliance Officer (or his designee) against the fiduciary principles set forth in this Code. Such review shall include monitoring for any patterns of trading activity that might be indicative of front running, market timing, or other abusive trading practices.

(h)          All Covered Persons and Non-Covered Employees shall receive a copy of this Code and any amendments hereto through the Royce Intranet site under “Compliance”. All Covered Persons and Non-Covered Employees shall provide to the Chief Compliance Officer (or his designee) a written acknowledgement of their receipt of this Code and related amendments.

8.	Initial and Annual Holdings Report.

(a)          The Initial Holdings Report shall be filed by each Covered Person no later than 10 days after such person becomes a Covered Person. Thereafter, every Covered Person shall submit to the Chief Compliance Officer (or his designee) an Annual Holdings Report, as of December 31st of each year. Each Initial Holdings Report and each Annual Holdings Report shall contain the following information:

(1)	the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number and the number of shares or principal amount of such security;

(2)	the name of each broker, dealer, or bank with which the Covered Person maintains a securities account; and

(3)	the date on which the Covered Person submits the report.

(b)          The information in an Initial Holdings Report and an Annual

Holdings Report shall be current as of a date no later than 45 days prior to the date on which the report is submitted.

9.           Sanctions. Upon discovering a violation of this Code, Royce and/or the Board of Trustees/Directors of the Fund may impose such sanctions or disciplinary measures as it deems necessary or appropriate, including, inter alia, a letter of censure or reprimand, suspension, demotion, monetary penalties, or termination of the employment of the violator.

10.         FRI Personnel. Certain non-investment personnel of FRI regularly have access to information about the portfolio holdings of the Fund and/or other Royce client accounts more frequently than is publicly available. Such FRI personnel are subject to FRI’s Code of Ethics and Business Conduct that: (i) generally requires that they trade through one of a limited number of broker/dealer firms approved by FRI; (ii) requires that they observe a 60-day minimum holding period for investments in affiliated mutual funds; (iii) requires them to obtain prior approval of any investment in an Initial Public Offering or private placement; (iv) subjects them to certain periodic reporting requirements, requires annual acknowledgement of their ethical responsibilities under FRI’s Code of Ethics and Business Conduct and requires them to certify as to their compliance with such Code. Under FRI’s Code of Ethics and Business Conduct, personal securities transactions are subject to an enhanced back-end surveillance program designed to monitor such transactions. Each Non-Management Royce Director may be subject to FRI’s Code of Ethics and Business Conduct and some or all of the obligations described in this Section 10.

11.         Recordkeeping. Records relating to the implementation of this Code shall be maintained by the Chief Compliance Officer, or his designee, as set forth in Royce’s Books and Records Policies and Procedures. Records relating to the implementation of FRI’s Code of Ethics and Business Conduct in respect of Non-Management Royce Directors and FRI non-investment personnel with regular access to information about the portfolio holdings of the Fund and/or other Royce client account shall be maintained by the chief compliance officer for the relevant FRI entity, or such person’s designee, as set forth in the applicable books and records policies and procedures for such FRI entity.